UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

Camden National Corporation
(Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 2, 2010, Ward I. Graffam will retire from his position on Camden National Corporation’s (the “Company”) Board of Directors, having reached the mandatory retirement age for directors.  Mr. Graffam’s term as a director was due to expire at the Company’s 2011 annual meeting of shareholders.  On July 27, 2010, the Board of Directors of the Company elected John M. Rohman to fill Mr. Graffam’s Board seat, effective September 2, 2010.  Mr. Rohman has served on the Board of Directors of Camden National Bank, a subsidiary of the Company, since 2007 and will bring a combination of business experience and community involvement to the Board.

There are no understandings or arrangements between Mr. Rohman and any other person pursuant to which Mr. Rohman was selected as a director of the Company.  Mr. Rohman does not have any family relationship with any director or executive officer of the Company.  Mr. Rohman will serve on the Corporate Governance and Technology committees of the Board of Directors of the Company.

In connection with his service as a director, Mr. Rohman will receive the Company’s standard non-employee director cash compensation. Specifically, Mr. Rohman will receive the $7,500 annual cash retainer and $600 per attended meeting of the Board of Directors and, when he is appointed to committees, approximately $325 to $500 per attended meeting of a committee, depending upon the appointed committees on which he serves, as well as an annual cash payment if he serves as chair of any committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2010

CAMDEN NATIONAL CORPORATION
(Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan
Chief Financial Officer and Principal
Financial & Accounting Officer